================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                  FORM 8-K/A

                              Amendment No. 1 to

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                                August 2, 1999

               Date of Report (Date of earliest event reported):

                              CRITICAL PATH, INC.
--------------------------------------------------------------------------------
            (Exact name of Registrant as specified in its charter)



     California                           000-25331               91-1788300
--------------------------------------------------------------------------------
(State or other jurisdiction of   (Commission File Number)   (I.R.S. Employer
incorporation or organization)                               Identification No.)


                               320 First Street
                        San Francisco, California 94105
                   (Address of principal executive offices)

      Registrant's telephone number, including area code:  (415) 808-8800


                                      N/A
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

================================================================================

     This Current Report on Form 8-K/A amends Item 7 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 2, 1999.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.
          ---------------------------------

     (a)  dotOne Corporation Financial Statements

          Report of Independent Accountants
          Balance Sheets as of September 30, 1997, September 30, 1998 and June
           30, 1999
          Statements of Operations for the Period from January 1, 1997 to
           September 30, 1997, the Year Ended September 30, 1998 and the Nine Months Ended June 30, 1998 and June 30, 1999
          Statements of Stockholders' Deficit for the Period from December 31,
           1996 to September 30, 1997, the Year Ended September 30, 1998 and the Nine Months Ended June 30, 1999
          Statements of Cash Flows for the Period from January 1, 1997 to
           September 30, 1997, the Year Ended September 30, 1998 and the Nine Months Ended June 30, 1998 and June 30, 1999
          Notes to Financial Statements

     (b)  Pro Forma Consolidated Financial Statements

          Overview
          Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1999 Pro Forma Condensed Consolidated Statement of Operations for the Year
           Ended December 31, 1998 and for the Six Month Period ended June 30, 1999
          Notes to Pro Forma Condensed Consolidated Financial Statements

     (c)  Exhibits

          23.1 Consent of Independent Accountants

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: October 1, 1999                       CRITICAL PATH, INC.


                                   /s/ David Thatcher
                                   -----------------------------------
                                   David Thatcher
                                   Executive Vice President and Chief Financial
                                   Officer
dotOne Corporation
Financial Statements
September 30, 1997 and 1998

[LETTERHEAD OF PRICEWATERHOUSECOOPERS APPEARS HERE]

                       Report of Independent Accountants

To the Board of Directors and
Stockholders of dotOne Corporation

In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of dotOne Corporation (the "Company") at September 30, 1997 and 1998, and the results of its operations and its cash flows for the period from January 1, 1997 to September 30, 1997 and for the year ended September 30, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

August 19, 1999
dotOne Corporation
Balance Sheet
--------------------------------------------------------------------------------

                                                                      September 30,         June 30,
                                                                ------------------------
                                                                   1997         1998          1999
                                                                -----------  -----------  -------------
ASSETS                                                                                     (Unaudited)
Current assets:
 Cash and cash equivalents                                      $   195,777  $   142,409  $   4,777,498
 Accounts receivable, net                                           558,122      540,365        621,506
 Other current assets                                                24,595      115,455         92,146
                                                                -----------  -----------  -------------
  Total current assets                                              778,494      798,229      5,491,150

Property and equipment, net                                         600,098      453,551        396,627
Deferred loss on sale-leaseback                                           -      420,377        285,256
Other assets                                                          6,631          553              -
                                                                -----------  -----------  -------------
                                                                $ 1,385,223  $ 1,672,710  $   6,173,033
                                                                ===========  ===========  =============

LIABILITIES AND STOCKHOLDERS'
 DEFICIT

Current liabilities:
 Accounts payable, trade                                        $   224,103  $   355,814  $     231,658
 Accounts payable, related party                                    345,290      886,957      1,353,789
 Accrued liabilities                                                182,410      215,585        387,638
 Deferred revenue                                                    40,764       99,787        111,119
 Capital lease obligations, current                                  19,085       91,276        102,218
 Notes payable, related party, current                               57,520      620,496        620,496
 Deposit from Critical Path                                               -            -      5,000,000
                                                                -----------  -----------  -------------
  Total current liabilities                                         869,172    2,269,915      7,806,918

 Capital lease obligations, non-current                              30,185      161,136         80,009
 Notes payable, related party, non-current                          562,976            -              -
                                                                -----------  -----------  -------------
                                                                  1,462,333    2,431,051      7,886,927
                                                                ===========  ===========  =============
Commitments and contingencies (Note 6)

Stockholders' deficit:
 Series A preferred stock, no par value; 200,000,000 shares
  authorized, 79,268,080 shares issued and outstanding
  (liquidation preference of $7,979,653, $8,613,798 and
  $9,089,407 at September 30, 1997 and 1998 and June 30,
  1999, respectively)                                             1,600,000    1,600,000      1,600,000
Common stock, no par value; 50,000,000 shares authorized,
  6,000,000 shares issued and outstanding                           100,000      216,338        359,807
Subscription receivable                                            (100,000)           -              -
Unearned compensation                                                     -     (109,427)      (223,708)
Accumulated deficit                                              (1,677,110)  (2,465,252)    (3,449,993)
                                                                -----------  -----------  -------------
                                                                    (77,110)    (758,341)    (1,713,894)
                                                                -----------  -----------  -------------
                                                                $ 1,385,223  $ 1,672,710  $   6,173,033
                                                                ===========  ===========  =============

  The accompanying notes are an integral part of these financial statements.

dotOne Corporation
Statement of Operations
--------------------------------------------------------------------------------

                                     Period from
                                     January 1 to      Year ended            Nine Months Ended
                                                                        ---------------------------
                                     September 30,    September 30,       June 30,       June 30,
                                        1997              1998              1998           1999
                                    --------------   --------------     ----------      -----------
                                                                                (Unaudited)
Net service revenues                $  3,031,303      $  3,626,677      $ 2,404,155     $ 2,790,203
Cost of net services revenues          1,992,003         1,905,548        1,380,869       1,725,093
                                    ------------      ------------      -----------     -----------
   Gross profit                        1,039,300         1,721,129        1,023,286       1,065,110
                                    ------------      ------------      -----------     -----------

Operating expenses:
   Research and development              116,691           223,521          149,014         189,339
   Sales and marketing                   647,318           746,479          563,655         547,665
   General and administrative            963,310         1,297,554          888,784       1,004,466
   Stock-based compensation                    -             6,911            1,900          29,188
                                    ------------      ------------      -----------     -----------
     Total operating expenses          1,727,319         2,274,465        1,603,353       1,770,658
                                    ------------      ------------      -----------     -----------

Loss from operations                    (688,019)         (553,336)        (580,067)       (705,548)

Interest expense                         100,293           234,806          157,572         279,193
                                    ------------      ------------      -----------     -----------
Net loss                            $   (788,312)     $   (788,142)     $  (737,639)    $  (984,741)
                                    ------------      ------------      -----------     -----------

  The accompanying notes are an integral part of these financial statements.

dotOne Corporation
Statement of Stockholders' Deficit
--------------------------------------------------------------------------------

                                                                                                               Teltrust Data
                                                                                                               Services, LLC
                                                Series A Preferred Stock             Common Stock              Members' Equity
                                              ----------------------------    --------------------------  -------------------------
                                                  Shares         Amount          Shares         Amount       Units       Amount
                                              -------------   ------------    ------------   -----------  ----------  -------------
December 31, 1996                                         -   $          -               -   $         -   1,000,000  $    100,000
Debt converted to members' equity                         -              -               -             -     233,397     1,500,000
Conversion of members' equity to
  preferred stock at incorporation
  of dotOne Corporation                          79,268,080      1,600,000               -             -  (1,233,397)   (1,600,000)
Issuance of common stock
  for subscription receivable                             -              -       6,000,000       100,000           -             -
Net loss                                                  -              -               -             -           -             -
                                              -------------   ------------    ------------   -----------  ----------  ------------
Balance at September 30, 1997                    79,268,080      1,600,000       6,000,000       100,000           -             -

Unearned compensation                                     -              -               -       116,338           -             -
Amortization of unearned compensation                     -              -               -             -           -             -
Proceeds from subscription receivable                     -              -               -             -           -             -
Net loss                                                  -              -               -             -           -             -
                                              -------------   ------------    ------------   -----------  ----------  ------------
Balance at September 30, 1998                    79,268,080      1,600,000       6,000,000       216,338           -             -


Unearned compensation (unaudited)                         -              -               -       143,469           -             -
Amortization of unearned compensation
  (unaudited)                                             -              -               -             -           -             -
Net loss (unaudited)                                      -              -               -             -           -             -
                                              -------------   ------------    ------------   -----------  ----------  ------------
Balance at June 30, 1999 (unaudited)             79,268,080   $  1,600,000       6,000,000   $   359,807           -             -
                                              =============   ============    ============   ===========  ==========  ============

                                                                                                 Total
                                                Subscription     Accumulated     Unearned     Stockholders'
                                                 Receivable        Amount      Compensation     Deficit
                                               -------------   ------------    ------------   -----------
December 31, 1996                                         -    $   (888,798)              -   $  (788,798)
Debt converted to members' equity                         -               -               -     1,500,000
Conversion of members' equity to
  preferred stock at incorporation
  of dotOne Corporation                                   -               -               -             -
Issuance of common stock
  for subscription receivable                      (100,000)              -               -             -
Net loss                                                  -         788,312               -      (788,312)
                                              -------------    ------------    ------------   -----------
Balance at September 30, 1997                      (100,000)     (1,677,110)              -       (77,110)

Unearned compensation                                     -               -        (116,338)            -
Amortization of unearned compensation                     -               -           6,911         6,911
Proceeds from subscription receivable               100,000               -               -       100,000
Net loss                                                  -        (788,142)              -      (788,142)
                                              -------------    ------------    ------------   -----------
Balance at September 30, 1998                             -      (2,465,252)       (109,427)     (758,341)


Unearned compensation (unaudited)                         -               -        (143,469)            -
Amortization of unearned compensation
  (unaudited)                                             -               -          29,188        29,188
Net loss (unaudited)                                      -        (984,741)              -      (984,741)
                                              -------------   -------------    ------------   -----------
Balance at June 30, 1999 (unaudited)                      -   $  (3,449,993)   $   (223,708)  $(1,713,894)
                                              =============   =============    ============   ===========

    The accompanying notes are an integral part of these financial statements.

dotOne Corporation
Statement of Cash Flows
--------------------------------------------------------------------------------

                                                              Period from
                                                              January 1 to      Year ended           Nine Months Ended
                                                                                                -----------------------------
                                                             September 30,      September 30,      June 30,        June 30,
                                                                 1997               1998             1998           1999
                                                            ---------------   ---------------   -------------   -------------
                                                                                                         (Unaudited)
Cash flows from operating activities:
 Net Loss                                                    $     (788,312)    $    (788,142)  $    (737,639)  $    (984,741)
 Adjustments to reconcile net loss to net
  cash provided by (used in) operating activites:
 Depreciation and amortization of equipment                         124,528           188,425          99,772         246,850
 Change in allowance for bad debt                                      (400)            9,772           7,587           3,698
 Amortization of deferred loss on sale-leaseback                          -           120,108          75,067         135,121
 Amortization of unearned compensation                                    -             6,911           1,900          29,188
 Changes in assets and liabilities:
  Accounts receivable                                               184,831             7,985        (246,116)        (84,839)
  Other assets                                                      100,562           (84,782)       (111,183)         23,862
  Accounts payable, trade                                            81,167           131,711          16,302        (124,156)
  Accounts payable, related party                                   632,909           541,667         451,524         466,832
  Accured liabilities                                                76,984            33,175          (6,260)        172,053
  Deferred revenues                                                  40,293            59,023         318,061          11,332
                                                            ---------------   ---------------   -------------   -------------
    Net cash provided by (used in) operating activities             452,562           225,853        (130,985)       (104,800)
                                                            ---------------   ---------------   -------------   -------------

Cash flows from investing activities:
 Purchases of property and equipment                               (339,825)         (454,363)       (160,042)       (189,926)
 Proceeds from sale of equipment                                          -           150,000         150,000               -
                                                            ---------------   ---------------   -------------   -------------
    Net cash used in investing activities                          (339,825)         (304,363)        (10,042)       (189,926)
                                                            ---------------   ---------------   -------------   -------------

Cash flows from financing activities:
 Payments on notes payable, related party                            95,525                 -               -               -
 Payments on capital lease obligations                              (13,729)          (74,858)        (46,495)        (70,185)
 Proceeds from revolving line of credit                             431,759                 -               -       2,563,055
 Payments on revolving line of credit                              (431,759)                -               -      (2,563,055)
 Proceeds from deposit from Critical Path                                 -                 -               -       5,000,000
 Proceeds from subscription receivable                                    -           100,000         100,000               -
                                                            ---------------   ---------------   -------------   -------------
    Net cash provided by financing activities                        81,796            25,142          53,505       4,929,815
                                                            ---------------   ---------------   -------------   -------------

Net increase in cash and cash equivalents                           194,533           (53,368)        (87,522)      4,635,089
Cash and cash equivalents, beginning of period                        1,244           195,777         195,777         142,409
                                                            ---------------   ---------------   -------------   -------------
Cash and cash equivalents, end of period                     $      195,777     $     142,409   $     108,255   $   4,777,498
                                                            ===============   ===============   =============   =============

Non-cash transactions:
---------------------
Common stock issued for subscription receivable              $      100,000     $           -   $           -   $           -
Debt exchanged for member equity                             $    1,500,000     $           -   $           -   $           -
Preferred stock issued in exchange for member equity         $    1,600,000     $           -   $           -   $           -
Unearned compensation from issuance of stock options         $            -     $     116,338   $      60,842   $     143,469
Equipment acquired through capital lease                     $       26,960     $     278,000   $     278,000   $           -
Deferred loss on sale-leaseback of equipment                 $            -     $     540,485   $     540,485   $           -
Accounts payable, related party exchange for notes
 payable                                                     $      620,496     $           -   $           -   $           -

Non-cash disclosures:
--------------------
Cash paid for interest                                       $       93,346     $      44,269   $      29,199   $      61,035
Cash paid for taxes                                          $            -     $           -   $           -   $           -

  The accompanying notes are an integral part of these financial statements.

dotOne Corporation
Notes to Financial Statements
--------------------------------------------------------------------------------

1.   THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

dotOne Corporation (the "Company") was incorporated in Utah on August 31, 1997. The Company provides business class electronic messaging services to customers throughout the United States. Prior to its incorporation, the Company operated as Teltrust Data Services, LLC, a limited liability company, from October 21, 1994 to August 31, 1997.

The operations of both dotOne Corporation and Teltrust Data Services, LLC are reflected in the statement of operations for the period from January 1 to September 30, 1997. Upon incorporation, the Company changed its fiscal year end from December 31 to September 30.

Interim financial information (Unaudited)

The interim financial statements as of June 30, 1999, and for the nine month periods ended June 30, 1998 and 1999, are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the results of the Company's operations and its cash flows for the nine months ended June 30, 1998 and 1999. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results of the nine months ended June 30, 1999 are not necessarily indicative of the results to be expected for the year ending September 30, 1999.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market funds. The Company maintains its cash and cash equivalents with a financial institution in Utah. Deposits may, at times, exceed federally insured limits.

Property and equipment

Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the shorter of the estimated useful lives of the assets, ranging from three to seven years, or the lease term, if applicable. The Company periodically assesses the recoverability of the carrying amount of property and equipment and provides for any possible impairment loss based upon the difference between the carrying amount and the fair value of such assets.

Upon retirement or other disposition of property and equipment, the cost and the related accumulated depreciation or amortization are removed from the respective accounts. Any resulting gain or loss is reflected in the statement of operations. Maintenance, repairs and minor replacements are charged to expense as incurred.

Deferred loss on sale-leaseback transaction

During the year ended September 30, 1998, the Company entered into a sale-leaseback transaction with a financial corporation. In accordance with generally accepted accounting principles, a deferred loss of $540,485 was recorded based upon the difference between the carrying value of the property and equipment sold and the lease proceeds received by the Company. The Company subsequently entered into a capital lease for the equipment sold. The deferred loss will be recognized as interest expense using the straight-line method over the three year lives of the leased assets.

dotOne Corporation
Notes to Financial Statements
--------------------------------------------------------------------------------

1.   THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

The Company derives revenue through outsourced electronic messaging. Billings for such services are based on contractual rates per active user per month and are recognized monthly in accordance with the respective contract. Amounts billed or received in advance of service delivery are recorded as deferred revenue.

Research and development

Research and development costs include expenses incurred by the Company to develop and enhance its email service offerings and to develop new electronic messaging services. Research and development costs are expensed as incurred.

Stock-based compensation

The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and also complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation expense is recorded based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the option over the vesting period of the option.

Income taxes

Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax assets and liabilities are based on provisions of the enacted tax law. The effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent accounting pronouncements

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-1 will not have a material impact on the Company's financial statements.

dotOne Corporation
Notes to Financial Statements
--------------------------------------------------------------------------------

1.   THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivatives Instruments and Hedging Activities - Deferral of Effective Date of FASB Statement No. 133" ("SFAS 137"). SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier applications encouraged. The Company does not currently nor does it intend in the future to use derivative instruments and therefore does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operations.

Advertising Expense

Advertising costs are expenses as incurred and totaled $281,281 and $345,083 during the period from January 1, 1997 through September 30, 1997 and the year ended September 30, 1998, respectively.


2.   BALANCE SHEET COMPONENTS

Accounts receivable:

Accounts receivable consists of the following at September 30:

                                                1997        1998
                                             ----------  ----------

Accounts receivable                          $ 573,420   $ 565,435
Less: Allowance for doubtful accounts          (15,298)    (25,070)
                                             ---------   ---------
                                             $ 558,122   $ 540,365
                                             =========   =========

Property and equipment:

Property and equipment consists of the following at September 30:

                                   Estimated
                                   useful life     1997        1998
                                   -----------  ----------  ----------

Computer equipment and software     3-5 years   $ 752,421   $ 497,146
Furniture and fixture               3-7 years      60,979      20,611
                                                ---------   ---------
                                                  813,400     517,757
Less: Accumulated depreciation                   (213,302)    (64,206)
                                                ---------   ---------
                                                $ 600,098   $ 453,551
                                                =========   =========

Property and equipment includes $67,372 and $343,841 of assets under capital leases at September 31, 1997 and 1998, respectively. Accumulated amortization related to assets under capital leases totaled $7,025 and $65,409 at September 30, 1997 and 1998, respectively.

dotOne Corporation
Notes to Financial Statements
--------------------------------------------------------------------------------

2.   BALANCE SHEET COMPONENTS (Continued)

Accrued liabilities:

Accrued liabilities consists of the following at September 30:

                                                          1997         1998
                                                          ----         ----
     Compensation related                              $ 125,837     $ 123,228
     Other                                                56,573        92,357
                                                       ---------     ---------
                                                       $ 182,410     $ 215,585
                                                       =========     =========

3.   RELATED PARTY TRANSACTIONS

The Company leases its office from a shareholder under an informal, month-to-month lease arrangement. Rent expense under this arrangement was $140,000 and $33,000 for the year ended September 30, 1998 and for the period from January 1 to September 30, 1997, respectively.

4.   INCOME TAXES

The components of the net deferred tax asset are as follows at September 30:

                                                          1997         1998
                                                          ----         ----
Deferred tax asset:
  Net operating loan carryforwards                     $  85,614     $ 349,187
  Accrued vacation                                         8,739        11,849
  Bad debt allowance                                      20,798         9,772
  Excess book amortization                                     -         2,088
                                                       ---------     ---------
     Total deferred tax asset                            115,151       372,896
                                                       ---------     ---------

Deferred tax liability:
  Excess tax depreciation and amortization                (1,179)       (2,595)
                                                       ---------     ---------
     Total deferred tax liability                         (1,179)       (2,595)
                                                       ---------     ---------

     Net deferred tax asset before valuation allowance   113,972       370,301

Valuation allowance                                     (113,972)     (370,301)
                                                       ---------     ---------
Net deferred tax asset                                 $       -     $       -
                                                       =========     =========

dotOne Corporation
Notes to Financial Statements
--------------------------------------------------------------------------------

5.   BORROWINGS

Notes payable, related party consist of the following at September 30:

                                                          1997         1998
                                                          ----         ----
Note payable to a stockholder, interest at 18%,
payment in full when the Company sells securities
in which net proceeds exceeds $3 million.              $ 310,248    $ 310,248

Note payable to a stockholder, interest at 12%,
interest only payments due monthly beginning
October 1, 1997. Principal and interest
payments of $14,604 due monthly beginning April
1, 1998 with payment in full by March 1, 2000.
This note was in default at September 30, 1998.          310,248      310,248
                                                       ---------    ---------
                                                         620,496      620,496
     Less: current portion                                57,520      620,496
                                                       ---------    ---------

     Notes payable, related party, non-current         $ 562,976    $       -
                                                       =========    =========

At September 30, 1997, the Company maintained a revolving line of credit with a bank. Total borrowing capacity under this line was $500,000. The line of credit accrued interest at an initial rate of prime plus 2% and was collateralized by the accounts receivable of the Company and was guaranteed by the two primary stockholders. At September 30, 1997, the Company had no borrowings under this agreement, which expired on April 15, 1998.

On October 15, 1998, the Company established a new revolving line of credit with a bank. The total borrowing capacity under this line is $500,000. The line of credit bears interest at prime rate plus 5% and is collateralized by accounts receivable of the Company. The line of credit was terminated on July 21, 1999.

dotOne Corporation
Notes to Financial Statements
--------------------------------------------------------------------------------

5.   BORROWINGS (Continued)

Capital Leases

Future minimum lease payments under noncancelable capital leases are as follows:

Year Ending
September 30,
   1999                                             $ 141,572
   2000                                               122,864
   2001                                                52,578
                                                   ----------
     Total minimum lease payments                     317,014
     Less: amount representing interest                64,602
                                                   ----------

     Present value of capital lease obligations       252,412
     Less: current portion                             91,276
                                                   ----------

     Capital lease obligations, non-current         $ 161,136
                                                   ==========

6.   COMMITMENTS

On April 13, 1999, the Company entered into a non-exclusive agreement with MCIWorldCom to purchase telephone and network services for a three year period. As part of the agreement, the Company has committed to purchase $360,000 of services over the three year period.


7.   MEMBERS' AND STOCKHOLDERS' EQUITY

Preferred Stock

On August 31, 1997, Teltrust Data Services, LLC and its members Teltrust, Inc. and Premier Messaging Integrators, Inc., entered into a debt exchange and reorganization agreement whereby:

 .  In exchange for the conversion of $1,500,000 of existing debt, Teltrust, Inc.
   increased its existing ownership from 60.00% to 67.57%.

 . Existing accounts payable of $620,496 were restructured into two separate notes payable due to Teltrust, Inc. (See note 5).

Subsequent to this transaction, on August 31, 1997, the Company issued 79,268,080 shares of preferred stock to the two members in exchange for 100% of the members' equity in Teltrust Data Services, LLC. These shares were distributed to the former members in proportion to their individual ownership percentage. Each share of preferred stock has voting rights equal to 1/30 of one share of common stock and entitle the holder to receive 8% cumulative dividends on the stated value per year when declared and a liquidation privilege equal to $0.10 per share. At September 30, 1997 and 1998, undeclared cumulative dividends totaled $52,845 and $686,990, respectively.

dotOne Corporation
Notes to Financial Statements
--------------------------------------------------------------------------------

7.   MEMBERS AND STOCKHOLDERS' EQUITY (Continued)

Common Stock

On August 31, 1997, the Company issued 6,000,000 shares of common stock to seventeen stockholders in exchange for a subscription receivable of $100,000. The subscription receivable was paid in full by December 1997.


8.   STOCK OPTIONS AND WARRANTS

In February 1998, the Company adopted the 1998 Stock Option Plan. The Plan provides for the granting of up to 900,000 stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options ("ISO") or nonqualified stock options ("NSO"). ISOs may be granted only to Company employees (including officers and directors who are also considered employees). NSOs may be granted to Company employees or consultants.

Options under the Plan may be granted for periods of up to ten years as determined by the Board of Directors. Options generally vest 25% per year and are exercisable for a maximum period of ten years from the date of grant.

The Company applies APB Opinion 25 and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for its fixed stock option plan in excess of any intrinsic value (excess of minimum value over exercise price). Unearned compensation of $0 and $116,338 was recorded for the period from January 1 to September 30, 1997 and for the year ended September 30, 1998, respectively, to reflect the intrinsic value of options granted. This unearned compensation will be recognized over the vesting period of the related options using the straight-line method. Had compensation cost been recognized for the minimum value of the stock options issued under the Plan, the Company's net loss would have changed to the pro forma amounts indicated below:

                                     Period From       Year Ended
                                    January 1 to      September 30,
                                 September 30, 1997       1998
                                --------------------  --------------
Net loss:   As reported          $  (788,312)          $  (788,142)
            Pro forma            $  (788,312)          $  (788,501)

dotOne Corporation
Notes to Financial Statements
--------------------------------------------------------------------------------

8.   STOCK OPTIONS AND WARRANTS (Continued)

Details regarding options issued and outstanding are presented as follows:

                                          September 30, 1997          September 30, 1998
                                       ------------------------    --------------------------
                                                     Weighted                       Weighted
                                                     Average                        Average
                                                     Exercise                       Exercise
                                        Options       Price         Options          Price
                                       ---------   ------------    ---------      -----------
Outstanding at beginning of period            -        $      -      613,000          $  0.19
Granted                                 613,000            0.19       57,000             0.43
Exercised                                     -               -            -                -
Canceled                                      -               -            -                -
                                       --------        --------      -------          -------
Outstanding at end of period            613,000        $   0.19      670,000          $  0.22
                                       ========        ========      =======          =======
Options exercisable at period end        69,250        $   0.19      224,250          $  0.19
                                       ========        ========      =======          =======



                                                               1997                  1998
                                                             --------              --------
Weighted average fair value of options granted:
All options                                                  $    -                $  2.16
Exercise price below market                                  $    -                $  2.16
Exercise price above market                                  $    -                $     -

The following table summarizes information about stock options outstanding at September 30, 1998:

                          Option Outstanding                                        Options Exercisable
---------------------------------------------------------------------------     -------------------------
                                                  Weighted
                                                   Average        Weighted
                                Number of         Remaining        Average       Number of      Weighted
                                 Shares          Contractual      Exercise        Shares         Average
Range of Exercise Price        Outstanding          Life           Price        Exercisable       Price
------------------------       -----------       -----------      ---------     -----------     --------
$0.15-$0.30                       628,000         4.3 years         $  0.19         224,250      $  0.19
$0.50-$1.25                        42,000         5.7 years         $  0.70               -      $     -
                                  -------                                           -------
                                  670,000                                           224,250
                                  =======                                           =======

dotOne Corporation
Notes to Financial Statements
--------------------------------------------------------------------------------

8.   STOCK OPTIONS AND WARRANTS (Continued)


The Company calculated the fair value of each options grant on the date of the grant using the minimum value method as permitted under SFAS No.123 using the following assumptions:

                                      Period From                 Year Ended
                                      January 1 to               September 30,
                                   September 30, 1997                1998
                                   ------------------            -------------
Risk-free interest rates                5.9 %                         5.5 %
Expected lives (in years)               4.0                           4.0
Dividend yield                          0.0 %                         0.0 %

Warrants
During 1998, the Company issued warrants to purchase 110,588 shares of preferred stock with an exercise price of $0.10 per share in connection with the Company's lease of equipment. The estimated fair value of these warrants at the time of issuance totaled approximately $2,000. The Company repurchased these warrants in July 1999 for approximately $2,000.


9.   SUBSEQUENT EVENTS

In June 1999, the Company received a $5,000,000 refundable deposit from Critical Path Inc., which upon consumation of the acquisition was included in the aggregate cash consideration paid by Critical Path Inc. On July 21, 1999, Critical Path, Inc. acquired all outstanding preferred and common shares of dotOne Corporation in exchange for $17.5 million in cash and common stock valued at $35 million.

                              CRITICAL PATH, INC.
            PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                   Overview


On July 15, 1999, Critical Path, Inc. ("the Company") acquired dotOne Corporation ("dotOne"), a leading corporate e-mail messaging service provider. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon a valuation using a combination of methods, including a cost approach for the acquired existing technology, an income approach for the customer base and a replacement cost approach for the value of the assembled workforce.

The total purchase price of approximately $57.0 million consisted of $17.5 million of cash, $35.0 million of the Company's Common Stock (706,486 shares), assumed stock options with an estimated fair value of $3.2 million, and other estimated acquisition related expenses of approximately $1.3 million, consisting primarily of payments for finders fees and other professional fees. Of the total estimated purchase price, approximately $1.7 million was allocated to net tangible liabilities, and the remainder was allocated to intangible assets, including assembled workforce ($1.5 million), customer base ($4.6 million), existing technology ($600,000), and goodwill ($52.0 million). The acquired intangible assets are being amortized over their estimated useful lives of three to five years.

The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to this consummated acquisition as if it had occurred on June 30, 1999, by consolidating the balance sheet of dotOne with the balance sheet of the Company at June 30, 1999.

The accompanying unaudited pro forma condensed consolidated statement of operations gives effect to this consummated acquisition as if it had occurred on January 1, 1998, by consolidating the results of operations of:

     . dotOne for the year ended September 30, 1998 and six months ended March 31, 1999, with the results of operations of the Company for the year ended December 31,1998 and six months ended June 30,1999, respectively.

The unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of beginning of the periods presented and should not be construed as being representative of future operating results.

                              CRITICAL PATH, INC.
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (Unaudited)
                                (in thousands)

                                                                                       June 30, 1999
                                                       ---------------------------------------------------------------------------
                                                         Critical
                                                           Path           dotOne                 Adjustments
                                                        Historical      Historical          (a)               (b)        Pro Forma
                                                       ---------------------------------------------------------------------------
     Assets:
          Cash and cash equivalents                    $   244,340      $    4,777      $         -      $  (18,800)    $  230,317
          Restricted cash                                      325               -                -               -            325
          Accounts receivable, net                           1,815             622                -               -          2,437
          Prepaid expenses and other current assets          6,986              92             (5,000)                       2,078
                                                       ---------------------------------------------------------------------------
             Total current assets                          253,466           5,491             (5,000)      (18,800)       235,157

          Notes receivable from officers                       700               -                                             700
          Intangibles                                       19,050               -                           58,700         77,750
          Furniture and equipment, net                      15,629             397                -               -         16,026
          Investments                                       17,489               -                -               -         17,489

          Other assets                                         238               -                -                            238
          Deferred Loss on sale-leaseback                        -             285                -               -            285
                                                       ---------------------------------------------------------------------------
                                                       $   306,572      $    6,173      $      (5,000)   $   39,900     $  347,645
                                                       ===========================================================================

     Liabilities and Shareholders' Equity:

     Liabilities:
          Accounts payable and accrued liabilities     $     2,971      $    1,585      $         -      $        -     $    4,556
          Accrued compensation and benefits                    888             388                -               -          1,276
          Deferred revenue                                       -             111                -               -            111
          Capital lease obligations, current                 3,274             102                -               -          3,376
          Note payable, related party, current                                 621                -               -            621
          Deposit from Critical Path                             -           5,000             (5,000)                           -
                                                       ---------------------------------------------------------------------------
              Total Current Liabilities                      7,133           7,807             (5,000)                       9,940
                                                                                                  -
          Deferred revenue                                       -               -                -               -              -
          Capital lease obligations, long term               4,717              80                -               -          4,797
                                                       ---------------------------------------------------------------------------
                                                            11,850           7,887             (5,000)                      14,737
                                                       ---------------------------------------------------------------------------

     Shareholders' Equity:
          Preferred stock                                        -           1,600                -          (1,600)             -
          Common stock                                          38             360                -            (360)            38
          Additional paid-in capital                       435,435               -                -          38,410        473,845
          Notes receivable from shareholders                (1,126)              -                -               -         (1,126)
          Unearned compensation                           (107,665)           (224)               -               -       (107,889)
          Unrealized gain on investments                    14,489               -                -               -         14,489
          Cumulative translation adjustment                      -               -                                -              -
          Accumulated deficit                              (46,450)         (3,450)               -           3,450        (46,450)
                                                       ---------------------------------------------------------------------------
              Total Shareholders' Equity                   294,722          (1,714)               -          39,900        332,908
                                                       ---------------------------------------------------------------------------

                                                       $   306,572      $    6,173      $   (5,000)      $   39,900     $  347,645
                                                       ===========================================================================

                              CRITICAL PATH, INC.
           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)
                   (in thousands, except per share amounts)

                                                                     Year ended December 31, 1998
                                                   ------------------------------------------------------------
                                                                                                        Pro
                                                      Critical Path   dotOne        Adjustments        Forma
                                                   ------------------------------------------------------------
                                                   Historical                           (c)
                                                   ------------------------------------------------------------
Net revenues                                       $       897      $    3,627      $         -      $    4,524

Cost of net revenues                                    (2,346)         (1,906)               -          (4,252)
                                                   ------------------------------------------------------------

                                                        (1,449)          1,721                -             272
                                                   ------------------------------------------------------------

Operating Expenses:
     Sales and marketing                                 1,687             746                -           2,433
     Research and development                            2,098             224                -           2,322
     General and administrative                          3,814           1,298                -           5,112
     Amortization of intangible assets                       -               -           19,000          19,000
     Stock-based expenses                                2,400               7                -           2,407
                                                   ------------------------------------------------------------
        Total Operating Expenses                         9,999           2,275           19,000          31,274


Loss from operations                                   (11,448)           (554)         (19,000)        (31,002)
                                                   ------------------------------------------------------------

Interest and other income, net                             (13)           (235)               -            (248)

                                                   ------------------------------------------------------------
Net loss                                           $   (11,461)     $     (789)     $   (19,000)     $  (31,250)
                                                   ============================================================

Pro forma net loss per share

     Net loss per share - basic and diluted (d)                                                           (2.10)

     Weighted average shares - basic and diluted                                                         14,900

                                                                     Six months ended June 30, 1999
                                                   ------------------------------------------------------------------
                                                                                                              Pro
                                                      Critical Path      dotOne           Adjustments         Forma
                                                   ------------------------------------------------------------------
                                                   Historical                                 (c)
                                                   ------------------------------------------------------------------
Net revenues                                         $      3,055      $    1,791         $         -      $    4,846

Cost of net revenues                                       (6,337)         (1,099)                  -          (7,436)
                                                   ------------------------------------------------------------------

                                                           (3,282)            692                   -          (2,590)
                                                   ------------------------------------------------------------------

Operating Expenses:
     Sales and marketing                                    5,203             381                   -           5,584
     Research and development                               2,809              95                   -           2,904
     General and administrative                             4,241             440                   -           4,681
     Amortization of intangible assets                        550               -               9,500          10,050
     Stock-based expenses                                  19,819              16                   -          19,835
                                                   ------------------------------------------------------------------
        Total Operating Expenses                           32,822             932               9,500          43,054

Loss from operations                                      (35,904)           (240)             (9,500)        (45,644)
                                                   ------------------------------------------------------------------

Interest and other income, net                              1,989            (240)                  -           1,749

                                                   ------------------------------------------------------------------
Net loss                                             $    (33,915)     $     (480)        $    (9,500)     $  (43,895)
                                                   ==================================================================

Pro forma net loss per share

     Net loss per share - basic and diluted (d)                                                                 (2.12)

     Weighted average shares - basic and diluted                                                               20,700

                            See accompanying notes.

                              CRITICAL PATH, INC.
        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                  (Unaudited)


The following adjustments were applied to the Company's historical financial statements and those of dotOne to arrive at the pro forma condensed consolidated financial information. The pro forma adjustments are preliminary and based upon management's estimates and valuations of the intangible assets acquired.

     (a) Reflects adjustments to eliminate intercompany assets, liabilities and equity as a result of the acquisition by the Company.

     (b) The allocation of the purchase price, assuming the acquisitions occurred on June 30 ,1999, for pro forma purposes, is as follows:

                             (Amounts in thousands)

                                         dotOne
                                         ------
     Cash paid                         $  17,500
     Value of Stock                       35,000
     Value of options assumed              3,200
     Estimated acquisition costs           1,300
                                       ---------
          Total purchase price            57,000

     Net tangible liabilities             (1,700)

     Intangible assets:
          In-process technology                -
          Assembled workforce              1,500
          Customer base                    4,600
          Existing technology                600
          Goodwill                        52,000
                                       ---------
     Total purchase price allocation   $  57,000
                                       =========

     (c) To record amortization of acquired assembled workforce totaling $1.5 million over the estimated period of benefit of three years, customer base totaling $4.6 million over the estimated period of benefit of five years, existing technology totaling $600,000 over the estimated period of benefit of three years and goodwill totaling $52.0 million over the estimated period of benefit of three years.

     (d) Pro forma basic net loss per share for the year ended December 31,1998 and the six months ended June 30, 1999, is computed using the weighted average number of common shares outstanding, including the pro forma effects of the conversion of the Company's Series A and Series B Convertible Preferred Stock into shares of the Company's Common Stock effective upon the closing of the initial public offering as if such conversion had occurred on January 1, 1998, or at the date of original issuance, if later. Pro forma diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Potential common shares comprise restricted Common Stock and incremental common and preferred shares issuable upon the exercise of the stock options and warrants and upon conversion of Series A and B Convertible Preferred Stock. The adjustment to historical weighted average shares outstanding results from inclusion of estimated shares to be issued or actual shares issued in conjunction with the consummated acquisition as if such shares were outstanding from January 1,1998. In accordance with the definitive purchase agreement, 15% of the stock consideration to dotOne (approximately 105,973 shares) will be held in time lapsing escrow accounts and have been excluded from the calculation of pro forma basic and diluted net loss per share.